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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 6, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOSTON PROPERTIES LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	04-3372948 (I.R.S. Employer Identification Number)

111 Huntington Avenue
Boston, Massachusetts 02199-7610
(617) 236-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Mortimer B. Zuckerman, Chairman
Edward H. Linde, President and Chief Executive Officer
Boston Properties, Inc.
111 Huntington Avenue
Boston, Massachusetts 02199-7610
(617) 236-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With copies to:
Gilbert G. Menna, P.C.
Ettore A. Santucci, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

        Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

6.25% Senior Notes due 2013	$925,000,000	100%	$925,000,000	$74,833

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated March 6, 2003

Prospectus

BOSTON PROPERTIES LIMITED PARTNERSHIP

Offer to Exchange up to $925,000,000 Aggregate Principal Amount of
6.25% Senior Notes due 2013
for
All of the $925,000,000 Aggregate Principal Amount of our outstanding
6.25% Senior Notes due 2013

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $750,000,000 principal amount of our 6.25% Senior Notes due 2013 and $175,000,000 principal amount of our 6.25% Senior Notes due 2013 that we issued on December 13, 2002 and January 17, 2003, respectively, for $925,000,000 aggregate principal amount of our registered 6.25% Senior Notes due 2013. In this prospectus, we refer to the outstanding original notes as the "old notes" and the registered notes as the "new notes." The old notes and new notes are collectively referred to in this prospectus as the "notes."

The New Notes

  •
  Maturity Date: January 15, 2013.

  •
  Interest Rate: 6.25% per year, payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2003. Holders of new notes will receive interest from the last date on which interest was paid on the old notes or, if no interest has been paid, from December 13, 2002.

  •
  Resale: The new notes will be freely tradeable.

The Exchange Offer

  •
  Expiration: 5:00 p.m, New York City time on                            , 2003, unless we extend the expiration date.

  •
  Conditions: The exchange offer is not conditioned upon any aggregate principal amount of old notes being tendered.

  •
  Tendered Securities: All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933, as amended. If you fail to tender your outstanding old notes, you will continue to hold unregistered old notes, and your ability to transfer them could be adversely affected.

  •
  Withdrawal: Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  Tax Consequences: If you tender outstanding old notes in the exchange offer, the exchange will not be a taxable event.

  •
  Trading: The new notes will not be listed on any securities exchange.

        See the section entitled "Risk Factors" that begins on page 13 for a discussion of the risks that you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2003

ABOUT THIS PROSPECTUS

        The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus incorporates important business and financial information about Boston Properties Limited Partnership that is not included in or delivered with this prospectus.

        You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are required to file reports and other information with the Securities and Exchange Commission, or "SEC." You may read and copy these reports and information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Boston Properties Limited Partnership, that file electronically with the SEC. You may access the SEC's Web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until we sell all of the securities:

  •
  Our registration statement on Form 10 filed on March 6, 2003 (our "Form 10"); and
  •
  All documents we file amending or supplementing our Form 10.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Boston Properties, Inc.
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199-7610
(617) 236-3300
Attention: Investor Relations

        To obtain timely delivery, you must request the information no later than                        , 2003.

        This prospectus is accompanied by a copy of our registration statement on Form 10 filed with the SEC on March 6, 2003, which is incorporated herein by reference. The information required pursuant to Items 12 through 15 of Form S-11 is incorporated by reference to our Form 10.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by the SEC, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and exhibits are also available through the SEC's Web site.

        You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

FORWARD LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the federal securities laws principally, but not only, under the caption "Risk Factors." We caution investors that any forward-looking statements presented in this prospectus, or which management may make orally or in writing from time to time, are based on management's beliefs and assumptions made by, and information currently available to, management. When used, the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

        Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

  •
  general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate);
  •
  risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;
  •
  risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);
  •
  risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; costs of compliance with the Americans with Disabilities Act and other similar laws;
  •
  potential liability for uninsured losses and environmental contamination;
  •
  risks associated with the potential failure of Boston Properties, Inc. to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and
  •
  risks associated with our dependence on key personnel whose continued service is not guaranteed.

        The risks included here are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other material we may furnish to the public from time to time through Forms 8-K or otherwise.

SUMMARY

        This summary highlights basic information appearing in other sections of this prospectus. It is not complete and likely does not contain all of the information that is important to you or that you should consider before exchanging your old notes for new notes. You should carefully read this prospectus and the documents incorporated by reference and should consider consulting with your own legal and tax advisors to understand fully the terms of the exchange offer and the new notes. For purposes of this prospectus, unless the context otherwise requires, all references to "BPLP," "we," "us," and "ours" or similar expressions refer to Boston Properties Limited Partnership and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

BOSTON PROPERTIES LIMITED PARTNERSHIP

        Boston Properties Limited Partnership, a Delaware limited partnership, which we call "BPLP," is the entity through which Boston Properties, Inc., a fully integrated, self-administered and self-managed real estate investment trust, or "REIT," and one of the largest owners and developers of office properties in the United States, conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets.

        Our properties are concentrated in four core markets: Boston, Washington, D.C., midtown Manhattan and San Francisco. We have full-service offices in Boston, New York City, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

        We focus on major markets with high barriers to entry, where we can attract high quality, financially stable tenants who favor state-of-the-art office buildings with long-term leases, and which produce the highest rental rates. Our industry-leading average lease term of 7.2 years at December 31, 2002, which results in low roll-over of leases (leases for only 4.4% of the rental revenue from our Class A office properties will expire during 2003) and predictable cash flows, coupled with our diversified tenant roster, provides us with a relatively stable revenue base through economic cycles. We pursue a strategy of long-term ownership of the highest quality Class A office properties, with the objective of becoming a dominant landlord in our core markets. Our financing strategy centers on strong relationships with multiple sources of capital in each segment of the capital markets, which leads to superior access to equity and debt capital with a long average tenor of debt.

        Boston Properties, Inc. is our sole general partner and at December 31, 2002 the owner of an approximately 76.3% economic interest in BPLP. Economic interest was calculated as the number of common partnership units of BPLP owned by Boston Properties, Inc. as a percentage of the sum of (i) the actual aggregate number of outstanding common partnership units of BPLP and (ii) the number of common partnership units issuable upon conversion of outstanding preferred partnership units of BPLP. This structure is commonly referred to as an umbrella partnership REIT or "UPREIT." Boston Properties, Inc.'s general and limited partnership interests in BPLP entitles it to share in cash distributions from, and in the profits and losses of, BPLP in proportion to its percentage interest therein and entitles it to vote on all matters requiring a vote of the limited partners. The other limited partners are persons who contributed their direct or indirect interests in certain properties to us in exchange for common or preferred units of limited partnership interest in BPLP either in connection with Boston Properties, Inc.'s initial public offering in 1997 or in subsequent transactions.

        Our principal executive office is located at 111 Huntington Avenue, Boston, Massachusetts 02199, and our telephone number at that address is (617) 236-3300. In addition, we have regional offices at 401 9th Street, NW, Washington, D.C. 20004; 599 Lexington Avenue, New York, New York 10022; Four Embarcadero Center, San Francisco, California 94111; and 302 Carnegie Center, Princeton, New Jersey 08540.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to $925,000,000 aggregate principal amount of the new notes for up to $925,000,000 aggregate principal amount of the old notes.

The terms of the new notes are identical in all material respects to the old notes except that the new notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes. The new notes and the old notes will be governed by the same indenture dated December 13, 2002, as supplemented by a first supplemental indenture dated December 13, 2002 and a second supplemental indenture dated January 17, 2003.

Outstanding old notes may be tendered, and will be exchanged, only in minimum denominations of $1,000 and integral multiples of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.
Registration Rights Agreement
We issued $750,000,000 aggregate principal amount of the old notes on December 13, 2002 in a private offering and an additional $175,000,000 principal amount of the old notes on January 17, 2003 in a second private offering. In connection with the December private offering, we and J.P. Morgan Securities Inc., Banc of America Securities LLC, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Commerzbank Capital Markets Corp., Deutsch Bank Securities Inc., Goldman, Sachs & Co., McDonald Investments Inc. and Morgan Stanley & Co. Incorporated, the initial purchasers in the December private offering, entered into a registration rights agreement that granted the holders of the old notes issued in the December private offering exchange and registration rights. In connection with the January private offering, we and Banc of America Securities LLC, J.P. Morgan Securities, Inc. and Salomon Smith Barney Inc., the initial purchasers in the January private offering, entered into a registration rights agreement that granted the holders of the old notes issued in the January private offering exchange and registration rights identical to the rights granted to holders of old notes issued in the December private offering. Specifically, in both of the registration rights agreements, we agreed to file, on or before March 10, 2003, this exchange offer registration statement with respect to a registered offer to exchange the old notes for the new notes. We also agreed to use our reasonable best efforts to complete the exchange offer on or before July 8, 2003. If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the old notes at a rate of 0.25% per annum if (i) the exchange offer registration statement is not filed on or before March 10, 2003 or (ii) the exchange offer is not completed on or before July 8, 2003. If the exchange offer is not completed on or before October 6, 2003, the additional interest will increase by an additional 0.25% for each subsequent 90 day period up to a maximum additional annual rate of 0.50%.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or applicable interpretation of the staff of the SEC. Please read the section entitled "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Old Notes
If your old notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you do so through the automated tender offer program of DTC. By participating in the exchange offer through the DTC program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. A letter of transmittal need not accompany tenders effected in this manner.
By tendering your old notes, you will represent to us that, among other things:
• the new notes you receive will be acquired in the ordinary course of your business;
•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) of the new notes in violation of the provisions of the Securities Act;
• you are not our affiliate (within the meaning of Rule 405 under the Securities Act); and
•
if you are a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such new notes.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that book-entry interest of old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."

Effect of Not Tendering
Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer of the old notes.

The trading market for old notes not exchanged in the exchange offer may be significantly more limited that it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes.
Broker-Dealers
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180-days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
Withdrawal Rights
You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but were not accepted for exchange.
Tax Consequences
For a summary of certain United Stated federal income tax consequences of ownership of the notes, the exchange of old notes for new notes and the disposition of notes, see "United States Federal Income Tax Consequences."
Acceptance of Old Notes and Delivery of New Notes
We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer—Procedures for Tendering Old Notes." The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.
Exchange Agent
We have appointed The Bank of New York as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are: 101 Barclay Street—8W, New York, NY 10286, (212) - . See "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes.

SUMMARY OF TERMS OF NEW NOTES

Issuer	Boston Properties Limited Partnership
New Notes	$925,000,000 in aggregate principal amount of 6.25% Senior Notes due 2013.
Maturity Date	January 15, 2013
Interest Rate and Payment Dates	6.25% per annum. Interest will be payable semi-annually, in cash, on January 15 and July 15 beginning July 15, 2003.
Optional Redemption
The new notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (but excluding any accrued interest) discounted, on a semi-annual basis, at the treasury rate plus 35 basis points, plus accrued and unpaid interest, if any, to the date of redemption. When we refer to the treasury rate, we mean the treasury rate at the time of redemption for treasury notes with a maturity comparable to the remaining terms of the new notes, determined as described under the caption "Description of the New Notes—Optional Redemption."
Sinking Fund	None
Ranking	The new notes will rank equally among themselves and with all other unsecured and unsubordinated indebtedness of BPLP from time to time outstanding.
Covenants
We will issue the new notes under an indenture with The Bank of New York, as trustee. Under the indenture, we have agreed, among other things, to certain restrictions on incurring debt, using our assets as security in other transactions and other restrictions. These restrictions are subject to detailed conditions and qualifications. See the description under the caption "Description of the New Notes—Covenants" for more information about these restrictions.
Form and Denominations
The new notes will be issued in the form of one or more fully registered global notes, without coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. New notes in certificated form will be issued in exchange for the global notes only under limited circumstances on the terms set forth in the indenture.

RISK FACTORS

        You should carefully consider all of the information contained and set forth in this prospectus, including the information under the caption "Risk Factors," before tendering your old notes for new notes in the exchange offer.

RISK FACTORS

        An investment in the notes involves risks. You should carefully consider these risk factors together with all of the information provided to you or incorporated by reference in this prospectus before you decide whether to exchange your old notes for new notes. The risks described below, and statements found elsewhere in this prospectus, contain forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed on page 2.

Risks Related to Our Business

Our performance and value are subject to risks associated with our real estate assets and with the real estate industry.

        Our economic performance and the value of our real estate assets, and consequently the value of the notes, are subject to the risk that if our office, industrial, and hotel properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to make interest payments to holders of the notes will be adversely affected. The following factors, among others, may adversely affect the income generated by our office, industrial and hotel properties:

  •
  downturns in the national, regional and local economic climate;

  •
  competition from other office, hotel and other commercial buildings;

  •
  local real estate market conditions, such as oversupply or reduction in demand for office, hotel or other commercial space;

  •
  changes in interest rates and availability of financing;

  •
  vacancies, changes in market rental rates and the need to periodically repair, renovate and relet space;

  •
  increased operating costs, including insurance expenses, utilities, real estate taxes, and heightened security costs;

  •
  civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

  •
  significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property; and

  •
  ability to collect rents from tenants.

We are dependent upon the economic climates of our four core markets—Boston, Washington, D.C., midtown Manhattan and San Francisco.

        A majority of our revenues are derived from properties located in our four core markets: Boston, Washington, D.C., midtown Manhattan and San Francisco. As a result of the current slowdown in economic activity, there has been an increase in vacancy rates for office properties in these markets. A continued downturn in the economies of these markets, or the impact that the downturn in the overall national economy may have upon these economies, could result in further reduced demand for office space. Because our portfolio consists primarily of office buildings (as compared to a more diversified real estate portfolio), a decrease in demand for office space in turn could adversely affect our results from operations. Additionally, there are submarkets within our core markets that are dependent upon a limited number of industries. A significant downturn in one or more of these industries could also adversely affect our results of operations.

Our investment in property development may be more costly than anticipated.

        We have a significant development pipeline and intend to continue to develop and substantially renovate office, industrial and hotel properties. Our current and future development and construction activities may be exposed to the following risks:

  •
  we may be unable to proceed with the development of properties because we cannot obtain financing on favorable terms;

  •
  we may incur construction costs for a development project which exceed our original estimates due to increases in interest rates and increased materials, labor or other costs, which could make completion of the project less profitable because we may not be able to increase rents to compensate for the increase in construction costs;

  •
  we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

  •
  we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

  •
  we may expend funds on and devote management's time to projects which we do not complete;

  •
  we may be unable to complete construction and/or leasing of a property on schedule, resulting in increased debt service and fixed expenses and construction or renovation costs;

  •
  we may lease developed properties at below projected rental rates; and

  •
  occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Our use of joint ventures may limit our flexibility with jointly owned investments.

        In appropriate circumstances, we intend to develop and acquire properties in joint ventures with other persons or entities when circumstances warrant the use of these structures. We could become engaged in a dispute with any of our joint venturers which might affect our ability to operate a property. In addition, our joint venture partners may have different objectives than we do regarding the appropriate timing and pricing of any sale or refinancing of properties. Finally, in many instances, our joint venture partners have competing interests in our markets that could create conflict of interest issues.

        In 2000, we entered into a joint venture with the New York State Common Retirement Fund which has agreed to contribute up to $270 million to acquire and develop properties with us. During the three-year investment period for this joint venture, which ends on May 12, 2003, the New York State Common Retirement Fund has the right to participate in all of our acquisition opportunities that meet agreed criteria and any development projects that we choose to pursue with an institutional partner. Its participation may limit our flexibility in acquiring properties or pursuing development projects.

We face risks associated with property acquisitions.

        Since the initial public offering of Boston Properties, Inc., our general partner, we have made acquisitions of large properties and portfolios of properties. We intend to continue to acquire properties and portfolios of properties, including large portfolios that could increase our size and result in alterations to our capital structure. Our acquisition activities and their success are subject to the following risks:

  •
  we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded real estate investment trusts and institutional investment funds;

  •
  even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

  •
  even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

  •
  we may be unable to finance acquisitions on favorable terms;

  •
  acquired properties may fail to perform as expected;

  •
  the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

  •
  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

  •
  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected.

        We have acquired in the past and in the future may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in BPLP. This acquisition structure has the effect, among others, of reducing the amount of tax depreciation we can deduct over the tax life of the acquired properties, and typically requires that we agree to protect the contributors' ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax basis.

        We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

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  liabilities for clean-up of undisclosed environmental contamination;

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  claims by tenants, vendors or other persons against the former owners of the properties;

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  liabilities incurred in the ordinary course of business; and

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  claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We face potential difficulties or delays renewing leases or re-leasing space.

        We derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-lease the space. Even if tenants decide to renew, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make interest payments to holders of the notes could be adversely affected.

We face potential adverse effects from major tenants' bankruptcies or insolvencies.

        The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results of operations.

We may have difficulty selling our properties which may limit our flexibility.

        Large and high quality office, industrial and hotel properties like the ones that we own could be difficult to sell. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years and this may affect our ability to sell properties without adversely affecting our ability to make interest payments to the holders of the notes. These restrictions reduce our ability to respond to changes in the performance of our investments and could adversely affect our financial condition and results of operations.

        Our ability to dispose of some of our properties is constrained by their tax attributes. Properties which we developed and have owned for a significant period of time or which we acquired through tax deferred contribution transactions in exchange for partnership interests in BPLP often have a low tax basis. If we dispose of these properties outright in taxable transactions, we will recognize a significant amount of taxable gain, which in turn would impact our cash flow under the requirements of the Internal Revenue Code for REIT's like Boston Properties, Inc. In some cases, we are restricted from disposing of properties contributed in exchange for our partnership interests under tax protection agreements with contributors. To dispose of low basis or tax-protected properties efficiently we often use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low basis and other tax attributes (including tax protection covenants).

Our properties face significant competition.

        We face significant competition from developers, owners and operators of office, industrial and other commercial real estate, including sublease space available from our tenants. Substantially all of our properties face competition from similar properties in the same market. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties.

Because we own three hotel properties, we face the risks associated with the hospitality industry.

        We own three hotel properties which we lease to our taxable REIT subsidiary, or TRS. BPLP, as lessor, is entitled to a percentage of the gross receipts of our hotel properties and Marriott International, Inc. manages our hotel properties under the Marriott® name pursuant to a management contract with the TRS as lessee. While the TRS structure allows the economic benefits of ownership to flow to us, the TRS is subject to tax on its income from the operations of the hotels at the federal and state level. In addition changes in applicable tax laws may require us to modify the structure for owning our hotel properties, and such changes may adversely affect the cash flows from our hotels.

        Because the lease payments we receive under the hotel leases are based on a participation in the gross receipts of the hotels, if the hotels do not generate sufficient receipts, our cash flow would be decreased, which could reduce the amount of cash available for making interest payments to holders of the notes. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

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  our hotel properties compete for guests with other hotels, a number of which have greater marketing and financial resources than our hotel-operating business partners;

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  if there is an increase in operating costs resulting from inflation and other factors, our hotel-operating business partners may not be able to offset such increase by increasing room rates;

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  our hotel properties are subject to the fluctuating and seasonal demands of business travelers and tourism; and

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  our hotel properties are subject to general and local economic and social conditions that may affect demand for travel in general, including war and terrorism.

        In addition, because all three of our hotel properties are located within a two-mile radius in downtown Boston and Cambridge, they are all subject to the Boston market's fluctuations in demand, increases in operating costs and increased competition from additions in supply.

Compliance or failure to comply with the Americans with Disabilities Act and other similar laws could result in substantial costs.

        The Americans with Disabilities Act generally requires that public buildings, including office buildings and hotels, be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as our ability to make interest payments to the holders of the notes.

        We may also incur significant costs complying with other regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We believe that our properties are currently in material compliance with all of these regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Some potential losses are not covered by insurance.

        We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We believe all of our properties are adequately insured. The property insurance that we maintain for our properties has historically been on an "all risk" basis, which until 2002 included losses caused by acts of terrorism. Following the terrorist activity of September 11, 2001 and the resulting uncertainty in the insurance market, insurance companies generally excluded insurance against acts of terrorism from their "all risk" policies. As a result our "all risk" insurance coverage currently contains specific exclusions for losses attributable to acts of terrorism. In light of this development, in 2002 we purchased stand-alone terrorism insurance on a portfolio-wide basis with annual aggregate limits that we consider commercially reasonable, considering the availability and cost of such coverage. The federal Terrorism Risk Insurance Act, enacted in November 2002, requires regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) under property insurance policies, but we cannot currently anticipate whether the scope and cost of such coverage will compare favorably to stand-alone terrorism insurance, and thus whether it will be commercially reasonable for us to change our coverage for acts of terrorism going forward. We will continue to monitor the state of the insurance market, but we do not currently expect that coverage for acts of terrorism on terms comparable to pre-2002 policies will become available on commercially reasonable terms.

        We carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and subject to deductibles and self-insurance that we believe are commercially reasonable. However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. As a result of increased costs of coverage and decreased availability, the amount of third party earthquake insurance we may be able to purchase on commercially reasonable terms may be reduced. In addition, we may discontinue earthquake insurance on some or all of our properties in the future if the premiums exceed our estimation of the value of the coverage.

        In January 2002, we formed a wholly-owned insurance subsidiary, IXP, Inc. ("IXP"), to act as a captive insurance company and be one of the elements of our overall insurance program. IXP has acted as a reinsurer for our primary carrier with respect to a portion of our earthquake insurance coverage for our Greater San Francisco properties. In the future IXP may provide additional or different coverage, as a reinsurer or a primary insurer, depending on the availability and cost of third party insurance in the marketplace and the level of self insurance that we believe is commercially reasonable.

        There are other types of losses, such as from wars, acts of bio-terrorism or the presence of mold at our properties, for which we cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that we could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

Potential liability for environmental contamination could result in substantial costs.

        Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make interest payments to holders of the notes because:

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  as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

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  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

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  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

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  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

        These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Changes in laws increasing the potential liability for environmental conditions existing at our properties, or increasing the restrictions on the handling, storage or discharge of hazardous or toxic substances or petroleum products or other actions may result in significant unanticipated expenditures.

        Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos:

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  properly manage and maintain the asbestos;

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  notify and train those who may come into contact with asbestos; and

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  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

        Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. Some of our properties are located in urban, industrial and previously developed areas where fill or current or historic industrial uses of the areas have caused site contamination.

        It is our policy to retain independent environmental consultants to conduct Phase I environmental site assessments and asbestos surveys with respect to our acquisition of properties. These assessments generally include a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents, but do not involve invasive techniques such as soil and ground water sampling. Where appropriate, on a property-by-property basis, our practice is to have these consultants conduct additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments are conducted, there is still the risk that:

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  the environmental assessments and updates did not identify all potential environmental liabilities;

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  a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments;

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  new environmental liabilities have developed since the environmental assessments were conducted; and

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  future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us.

        While we test indoor air quality on a regular basis and have an ongoing maintenance program in place to address this aspect of property operations, inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, and biological contaminants such as molds, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to be connected to allergic reactions or other health effects and symptoms in susceptible individuals. If these conditions were to occur at one of our properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs could be costly, necessitate the temporary relocation of some or all of the property's tenants or require rehabilitation of the affected property.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of our existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow will not be sufficient to repay all maturing debt, including the notes, in years when significant "balloon" payments come due or the notes mature.

        We have agreements with a number of limited partners of BPLP who contributed properties in exchange for partnership interests that require BPLP to maintain secured debt on certain of our assets and/or allocate partnership debt to such limited partners to enable them to continue to defer recognition of their taxable gain with respect to the contributed property. These tax protection and debt allocation agreements may restrict our ability to repay or refinance debt.

An increase in interest rates would increase our interest costs on variable rate debt and could adversely impact our ability to refinance existing debt.

        We currently have, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which would adversely affect our cash flow and our ability to pay principal and interest on our debt and our ability to make interest payments to holders of the notes. Further, rising interest rates could limit our ability to refinance existing debt when it matures. As a protection against rising interest rates, we enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts.

Our subsidiaries' creditors are entitled to payment of amounts owed to them before our subsidiaries may pay any dividends or distributions to us.

        We hold a substantial portion of our properties through subsidiaries. We, therefore, depend on cash distributions to us by our subsidiaries for a large portion of our revenue. The creditors of each subsidiary are entitled to payment of the subsidiary's obligations to them, when due and payable, before the subsidiary may make distributions to us. Thus, our ability to pay interest on and principal of the debt securities depends in part on our subsidiaries' ability to satisfy their obligations to their creditors and to subsequently make distributions to us. In addition, we may participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, and consequently, holders of the debt securities may participate in those assets, only after claims of the creditors, including secured creditors and trade creditors, if any, of that subsidiary are satisfied.

Covenants in our debt agreements could adversely affect our financial condition.

        The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Our credit facilities and unsecured debt securities contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt which we must maintain. Our continued ability to borrow under our credit facilities is subject to compliance with our financial and other covenants. In addition, our failure to comply with such covenants could cause a default under the applicable debt agreement, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us, or be available only on unattractive terms.

        Our "all risk" insurance policies contain exclusions for acts of terrorism and some of our lenders may take the position that our insurance coverage against acts of terrorism no longer complies with covenants in our debt agreements. Additionally, in the future our ability to obtain debt financing, or the terms of such financing, may be adversely affected if lenders generally insist upon greater insurance coverage against acts of terrorism than is available to us in the marketplace on commercially reasonable terms.

        We rely on debt financing, including borrowings under our credit facilities, issuances of unsecured debt securities and debt secured by individual properties, to finance our acquisition and development activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan. In addition, our unsecured debt agreements contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect our financial condition and results of operations.

Our degree of leverage could limit our ability to obtain additional financing or affect the market price of the debt securities.

        Debt to market capitalization ratio is a measure of our total debt as a percentage of the aggregate of our total debt plus the market value of the outstanding common stock of Boston Properties, Inc. and interests in BPLP. Our debt to market capitalization ratio was approximately 52.8% as of December 31, 2002. Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our senior unsecured debt is currently rated investment grade by the three major rating agencies. However, there can be no assurance we will be able to maintain this rating, and in the event our senior debt is downgraded from its current rating, we would likely incur higher borrowing costs. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally.

Failure of Boston Properties, Inc. to qualify as a REIT would have a material adverse effect on BPLP.

        BPLP, in general, and the holders of our limited partnership interests and the notes, in particular, must rely on Boston Properties, Inc., as our general partner, to manage the affairs and business of BPLP. Boston Properties, Inc. is subject to certain risks that may affect its financial and other conditions, including particularly adverse consequences if it fails to qualify as a REIT for federal income tax purposes. We believe that Boston Properties, Inc. is organized and qualified as a REIT, and intends to operate in a manner that will allow it to continue to qualify as a REIT. However, we cannot assure you that Boston Properties, Inc. will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification. If Boston Properties, Inc. fails to qualify as a REIT, it will face serious tax consequences which will directly and adversely impact BPLP and may substantially reduce the funds available for payment of interest to holders of the notes.

In order to maintain the REIT status of our general partner, Boston Properties, Inc., we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

        In order to maintain the REIT status of our general partner, Boston Properties, Inc., we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, Boston Properties, Inc. generally must distribute to its stockholders at least 90% of its net taxable income each year, excluding capital gains. In addition, Boston Properties, Inc. will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Boston Properties, Inc. may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our success depends on key personnel whose continued service is not guaranteed.

        We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of the board of directors of Boston Properties, Inc., and Edward H. Linde, our President and Chief Executive Officer of Boston Properties, Inc. Among the reasons that Messrs. Zuckerman and Linde are important to our success is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel would diminish. Mr. Zuckerman has substantial outside business interests which could interfere with his ability to devote his full time to our business and affairs.

        The two Executive Vice Presidents, Chief Financial Officer and other executive officers of Boston Properties, Inc. who serve as managers of our regional offices have strong reputations. Their reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

We did not obtain new owner's title insurance policies in connection with properties acquired during the initial public offering of Boston Properties, Inc.

        We acquired many of our properties from our predecessors at the completion of the initial public offering of Boston Properties, Inc., our sole general partner, in June 1997. Before we acquired these properties each of them was insured by a title insurance policy. We did not, however, obtain new owner's title insurance policies in connection with the acquisition of these properties. Nevertheless, because in many instances we acquired these properties indirectly by acquiring ownership of the entity which owned the property and those owners remain in existence as our subsidiaries, some of these title insurance policies may continue to benefit us. Many of these title insurance policies may be for amounts less than the current values of the applicable properties. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of our initial public offering, that is no longer covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for all properties that we have acquired after the initial public offering of Boston Properties, Inc.

We face possible adverse changes in tax laws.

        From time to time changes in state and local tax laws or regulations are enacted, which may result in increase in our tax liability. The shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such changes. We also face the risk that taxing authorities may challenge certain aspects of our acquisition, operation or disposition of properties. If such challenges are successful, we may be required to pay additional taxes on our assets or income and may be assessed interest and penalties on such additional taxes. These increased tax costs could adversely affect our financial condition and results of operations and our ability to make interest payments to holders of the notes.

Risks Related to Tendering Old Notes for New Notes

Purchasers of the notes may not be able to sell the notes since there may not be an active trading market for the notes.

        The new notes are a new issue of securities with no established trading market. We do not intend to list the new notes on any securities exchange. An active trading market for the new notes may not develop or last, in which case the trading price of the new notes could be adversely affected. The trading price of the new notes will depend on many factors, including:

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  prevailing interest rates;

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  the market for similar securities;

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  general economic conditions; and

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  our financial condition, performance and prospects.

You must carefully follow the required procedures in order to exchange your old notes.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities which respect to tenders of old notes for exchange. Any holder of old notes who tenders in the exchange offer for purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives exchange notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Risks Related to Continued Ownership of Old Notes

If you do not exchange old notes for new notes, transfer restrictions will continue and trading of the old notes may be adversely affected.

        The old notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old notes that are not tendered for exchange or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the old notes, if any, could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

The trading market for unexchanged old notes could be limited.

        The trading market for unexchanged old notes could become significantly more limited after the exchange offer due to the reduction in the amount of old notes outstanding upon consummation of the exchange offer. Therefore, if your old notes are not exchanged for new notes in the exchange offer it may become more difficult for you to sell or otherwise transfer your old notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the old notes. There is a risk that an active trading market in the unexchanged old notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged old notes may trade in the future.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998
Ratio of earnings to fixed charges	2.50	1.60	1.54	1.55	1.91

        The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, income from discontinued operations, gain on sale of real estate from discontinued operations, extraordinary items, cumulative effect of a change in accounting principle and preferred distributions, plus amortization of interest capitalized, distributions from unconsolidated joint ventures, fixed charges, minus interest capitalized and preferred distributions. Fixed charges consist of interest expensed, which includes credit enhancement fees and amortization of loan cost fees, interest capitalized, and preferred distributions.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain agreements we made with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the new notes offered by this prospectus. In consideration for issuing the new notes contemplated by this prospectus, we will receive the old notes in like principal amount, the form and terms of which are substantially the same as the form and term of the new notes (which replace the old notes and which represent the same indebtedness). The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

        We sold $750 million aggregate principal amount of the old notes on December 13, 2002 to initial purchasers, who resold the old notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain institutional non-U.S. persons under Regulation S under the Securities Act in a private offering. On January 17, 2003, we re-opened the series of old notes and sold an additional $175 million aggregate principal amount of the old notes to initial purchasers, who resold the old notes to "qualified institutional buyers" in a private offering. In both of the registration rights agreements executed by BPLP and the respective initial purchasers, we agreed to file with the SEC a registration statement (the "exchange registration statement") with respect to an offer to exchange the old notes for new notes. In addition, we agreed to use our reasonable best efforts to cause the exchange registration statement to become effective under the Securities Act by July 8, 2003, to offer the new notes pursuant to the exchange offer and to issue the new notes in exchange for the old notes tendered prior to the expiration of the exchange offer. We will be required to pay the holders of old notes additional interest, up to 0.50% per annum, if we fail to meet the filing and completion deadlines set forth in each of the registration rights agreements.

        This prospectus is part of the exchange registration statement that we have filed with the SEC. The exchange offer is being made pursuant to each of the registration rights agreements to satisfy our obligations thereunder. You are a "holder" with respect to the exchange offer if your old notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by DTC. Upon completion of the exchange offer, we will be required to file a registration statement to register any outstanding old notes only if a holder of old notes so requests and such holder is a broker-dealer or an affiliate of BPLP, or is not permitted pursuant to applicable law or applicable interpretations of the staff of the SEC to participate in the exchange offer (the "shelf registration statement"). If you do not tender your old notes, or if your old notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your old notes.

        Based on interpretations of the SEC staff set forth in no-action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are acquiring new notes in the ordinary course of your business;

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  you are not our affiliate;

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  you are not participating, and have no arrangement or understanding with any person to participate, in a distribution of the old notes or new notes; and

  •
  you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

        If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities must acknowledge (by delivering a completed letter of transmittal or agent's message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of the new notes.

        The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

Exchange Terms

        An aggregate of $925 million principal amount of outstanding old notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for outstanding old notes is $925 million.

        The form and terms of the new notes will be the same in all material respects as the form and terms of the old notes tendered in exchange for such new notes, except that the new notes will be registered under the Securities Act and will not bear legends restricting their transfer. The new notes will not represent additional indebtedness of BPLP and will be entitled to the benefits of the indenture, which is the same indenture under which the old notes were issued. Old notes that are accepted for exchange will be canceled and retired.

        Interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from December 13, 2002. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 13, 2002. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal rights or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of each of the registration rights agreements. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the indenture, but generally will not be entitled to any registration rights under either registration rights agreement. We are not asking you for a proxy and you are requested not to send us a proxy.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date (as defined below) of the exchange offer. You should read "—Expiration Date; Extension; Termination; Amendments" below for an explanation of how the expiration date may be extended.

        You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any number or aggregate principal amount of old notes being tendered.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral or written notice to the exchange agent and by making a public announcement to that effect, prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

        To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to amend any of the terms of the exchange offer. Any amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

        We expressly reserve the right, in our sole discretion, to terminate the exchange offer if the conditions set forth under "—Conditions to the Exchange Offer" exists. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes who have tendered their old notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        If for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under "—Expiration Date; Extensions; Termination; Amendments" and "—Withdrawal of Tenders" subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered old notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "—Procedures for Tendering Old Notes—Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

        Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in "—Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer. Each holder of old notes shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such holder's old notes pursuant to the shelf registration statement.

Procedures For Tendering Old Notes

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

        Tender of Old Notes Held Through DTC.    The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Old Notes Held in Physical Form.    For a holder to validly tender old notes held in physical form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  •
  the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        Letters of transmittal and old notes should be sent only to the exchange agent and not to us or to any book-entry transfer facility.

        The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

        Signature Guarantees.    Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

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  the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes, or if any old notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

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  the old notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

        Book-Entry Transfer.    The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at a book-entry transfer facility, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

        Guaranteed Delivery.    If you wish to tender your old notes and:

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  certificates representing your old notes are not lost but are not immediately available;

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  time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

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  the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

        then, you may tender if both of the following are complied with:

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  your tender is made by or through an eligible institution; and

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  on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

        The notice of guaranteed delivery must:

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  set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

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  state that the tender is being made thereby;

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  guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

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  the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

        Other Matters.    New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

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  certificates for (or a timely book-entry confirmation with respect to) your old notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

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  any other documents required by the letter of transmittal.

        All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion would be unlawful. We also reserve the right to waive any defects or irregularities as to particular old notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

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  the exchange agent must receive a written notice of withdrawal at its address set forth below under "—Exchange Agent," or

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  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

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  specify the name of the person who tendered the old notes to be withdrawn;

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  identify the old notes to be withdrawn, including the principal amount of the old notes; and

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  include a statement that such person is withdrawing its election to have its old notes exchanged.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any new notes for, any old notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC.

        This condition to the exchange offer is for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion. We have not made a decision as to what circumstances would lead us to waive the condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

        Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of any amendments if required by applicable law.

Consequences of Failure to Exchange

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will continue to be subject to their existing terms. The old notes will continue to be senior unsecured obligations of BPLP. In addition, interest on the old notes will continue to accrue at the annual rate of 6.25%. Moreover, the old notes will continue to be subject to restrictions on transfer:

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  as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

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  otherwise set forth in the offering memorandum or supplemental offering memorandum, as applicable, distributed in connection with the private offering of the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

        The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes. See "Risk Factors—Risks Arising from the Exchange Offer."

Termination of Certain Rights

        You will not be entitled to certain rights under the registration rights agreements following the completion of the exchange offer. The rights that generally will terminate are:

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  to have BPLP file with the SEC and use its reasonable best efforts to have declared effective a shelf registration statement to cover resales of the old notes by the holders thereof; and

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  to receive additional interest if the registration statement of which this prospectus is a part is not declared effective by the SEC, or the exchange offer is not consummated, within a specified time period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The Bank of New York
101 Barclay Street—8W
New York, New York 10286

Fees and Expenses

        Except for customary fees we have agreed to pay the exchange agent, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of old notes pursuant to the exchange offer.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

  •
  delivery of the new notes and/or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

  •
  tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

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  a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order,

        then the amount of any such transfer taxes, whether imposed on the record holder of any other person, will be payable by the tendering holder prior to the issuance of the new notes.

DESCRIPTION OF NEW NOTES

        The new notes will be, and the old notes were, issued under an indenture, dated as of December 13, 2002, by and between BPLP and The Bank of New York, as trustee, as supplemented by a first supplemental indenture dated as of December 13, 2002 and a second supplemental indenture dated as of January 17, 2003. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following is a summary of the new notes and certain provisions of the indenture and does not purport to be complete. Because the following is only a summary, it does not contain all of the information that you may find useful. Copies of the indenture and the forms of certificates evidencing the new notes are available from us upon request. In this description of new notes, the words, "we," "our," "ours," and "us" refer to BPLP and not to any of its subsidiaries.

        The new notes will:

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  be direct, senior unsecured obligations of BPLP;

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  rank equally with all other unsecured and unsubordinated indebtedness of BPLP from time to time outstanding, including indebtedness outstanding from time to time under BPLP's unsecured credit facilities;

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  be effectively subordinated to the claims of mortgage lenders and others holding secured indebtedness of BPLP and any of the subsidiaries now existing or that we may form in the future as to the specific properties securing such indebtedness;

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  entitle you to realize value from unencumbered or indirectly held properties only after satisfaction of secured indebtedness and other liabilities;

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  not be subject to any sinking fund provision; and

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  be issued in denominations of $1,000 and integral multiples of $1,000.

        The notes will be effectively subordinated to secured indebtedness of BPLP to the extent of the value of the collateral securing such indebtedness, and to indebtedness of any subsidiaries now existing or that may be formed by BPLP in the future because such indebtedness must be satisfied in full before holders of the notes can realize any value from assets of such subsidiaries. As of December 31, 2002, the total amount of unsecured, unsubordinated indebtedness of BPLP was approximately $883 million, our subsidiaries had no unsecured indebtedness, and our share of unconsolidated joint venture debt was approximately $237 million.

        Neither any limited or general partner of BPLP, including Boston Properties, Inc., nor any principal, shareholder, officer, director, trustee or employee of any limited or general partner of BPLP has any obligation for payment of the new notes or for any of BPLP's obligations, covenants or agreements contained in the new notes or the indenture. By accepting the new notes, you waive and release all liability of this kind.

        The new notes will be represented by one or more fully registered global notes in book-entry form without coupons registered in the name of The Depository Trust Company, which we refer to as "DTC" in this prospectus, or its nominee. Beneficial interests in the global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the global note will be entitled to physical delivery of new notes in certificated form equal in principal amount to their respective beneficial interests only under limited circumstances as set forth under the caption "Book-Entry Settlement and Clearance."

Principal and Interest

        The new notes will bear interest at a rate of 6.25% from the most recent interest payment date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from December 13, 2002, payable semiannually on January 15 and July 15 of each year, beginning July 15, 2003, each such date being referred to as an "interest payment date," to the persons in whose name the applicable new notes are registered in the security register at the close of business 15 calendar days prior to such interest payment date, each such date being referred to as a "regular record date." Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months.

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a new note will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such new note is registered at the close of business on a special record date for the payment of such interest to be fixed by the trustee, notice of which shall be given to the holder of such new note not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner, as more particularly described in the indenture.

        If any interest payment date or maturity falls on a day that is not a business day, the required payment shall be on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date or maturity, as the case may be. A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are required or authorized by law, regulation or executive order to close.

        The principal of (and premium or make-whole amount, if any) and interest on the new notes will be payable at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York initially located at 101 Barclay Street-21W, New York, NY 10286, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register.

        The new notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any equity interest in BPLP or Boston Properties, Inc.

        We may, from time to time, without the consent of holders of any outstanding notes, reopen this issue of new notes and issue additional notes with the same terms and conditions as the new notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. If we issue additional notes having the same terms as these new notes, those additional notes will, upon issuance and sale, constitute a single series of notes under the indenture.

Covenants

        This subsection describes promises we make in the notes for the benefit of the holders of the notes. Compliance with the covenants described below with respect to the new notes generally may not be waived by the board of directors of Boston Properties, Inc., as our general partner, or by the trustee under our indenture unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver. The defeasance and covenant defeasance provisions of the indenture described under the caption "—Defeasance and Covenant Defeasance" apply to the new notes, including with respect to the covenants herein.

Limitations on Incurrence of Debt

        The indenture requires BPLP to comply with certain restrictive covenants which are detailed below. These covenants contain specialized terms which we capitalize and define under the caption "—Special Terms Used in Covenants" at the end of this subsection.

        Limitation on Outstanding Debt.    BPLP may not, and may not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt and any other Debt, other than Intercompany Debt, Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Debt and the application of the net proceeds of the additional Debt and such other Debt, Total Outstanding Debt would exceed 60% of Total Assets, in each case determined as of the end of such Latest Completed Quarter.

        Limitation on Secured Debt.    BPLP may not, and may not permit any Subsidiary to, Incur any Secured Debt, other than Secured Debt that is also Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Secured Debt and any other Secured Debt, other than Intercompany Debt, Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Secured Debt and the application of the net proceeds of the additional Secured Debt and such other Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 50% of Total Assets determined as of the end of such Latest Completed Quarter.

        Ratio of Annualized Consolidated EBITDA to Annualized Interest Expense.    BPLP may not, and may not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt, the ratio of Annualized Consolidated EBITDA for the Latest Completed Quarter prior to the Incurrence of the additional Debt, to Annualized Interest Expense for that quarter would be less than 1.50 to 1.00 on a pro forma basis after giving effect to the Incurrence of the additional Debt and to the application of the net proceeds therefrom, and calculated on the assumption, without duplication, that:

  •
  the additional Debt and any other Debt Incurred by BPLP, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt, including to refinance (1) Debt under any revolving credit facility or (2) other Debt, had occurred at the beginning of that period;

  •
  the repayment or retirement of any other Debt repaid or retired by BPLP, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination occurred at the beginning of that period; provided that, except as set forth in the preceding or following paragraphs, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of such Debt during that period; and

  •
  in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by BPLP, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, (1) the acquisition, disposition, placement in service or removal from service had occurred as of the first day of that period, with the appropriate adjustments to Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation and (2) the application of the net proceeds from a disposition to repay or refinance Debt, including, without limitation, Debt under any revolving credit facility, had occurred on the first day of that period.

Maintenance of Unencumbered Assets

        BPLP and its Subsidiaries will maintain at all times Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of BPLP and its Subsidiaries.

Special Terms Used in Covenants

        In this subsection entitled "—Covenants", we use several terms that have special meanings relevant to the promises we make in the notes for the benefit of the holders of the new notes. We define these terms as follows:

        "Annualized Consolidated EBITDA" means, for any quarter, the product of Consolidated EBITDA for such period of time multiplied by four (4), provided that any non-recurring item that is an expense shall be added back to net income in determining such Consolidated EBITDA before such multiplication and deducted once from such product, and further provided that any non-recurring item that is income shall be added to such product once and shall not be multiplied by four.

        "Annualized Interest Expense" means, for any quarter, the Interest Expense for that quarter multiplied by four (4).

        "Another Person's Share" means, in connection with the defined term "Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries", (1) the percentage share of a Person other than BPLP or any of its Subsidiaries, based on such Person's direct and indirect ownership interest in the applicable Partially-Owned Entity or (2) in the case of reimbursement owed to BPLP or any of its Subsidiaries by a third party in respect of payment made under a guaranty, the amount to be reimbursed to BPLP or any of its Subsidiaries.

        "Capitalization Rate" means: (i) 9.0% for properties other than the CBD Properties, and (ii) 8.5% for properties which are CBD Properties.

        "Capitalized Property Value" means, as of any date, the sum of (1) with respect to CBD Properties and non-CBD Properties, in each case that are not hotel properties, the aggregate sum of all Property EBITDA for each such CBD Property and non-CBD Property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the applicable Capitalization Rate plus (2) with respect to CBD Properties and non-CBD Properties, in each case that are hotel properties, the aggregate sum of all Property EBITDA for each such CBD Property and non-CBD Property for the most recent four (4) consecutive completed fiscal quarters, capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property as determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

        "CBD Properties" means each of the following properties, together with each additional property which is, from time to time, determined in good faith by us to be located within the central business district of a CBD Market and designated by us as a CBD Property in an officer's certificate delivered to the trustee, in accordance with the terms of the indenture:

Property	Location
265 Franklin Street	Boston, MA
Prudential Center Properties	Boston, MA
Cambridge Center Properties	Cambridge, MA
University Place	Cambridge, MA
Citigroup Center	New York, NY
599 Lexington Avenue	New York, NY
280 Park Avenue	New York, NY
5 Times Square	New York, NY
Times Square Tower	New York, NY
399 Park Avenue	New York, NY
100 East Pratt Street	Baltimore, MD
Riverfront Plaza	Richmond, VA
Embarcadero Center Properties	San Francisco, CA
Metropolitan Square	Washington, DC
Market Square North	Washington, DC
1301 New York Avenue	Washington, DC
Capital Gallery	Washington, DC
500 E Street	Washington, DC
Sumner Square	Washington, DC
Shaw Pittman Building	Washington, DC
901 New York Avenue	Washington, DC

        "CBD Markets" means each of the following markets:

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  Los Angeles, California,

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  Orange County, California,

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  San Francisco, California,

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  San Jose, California,

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  Denver, Colorado,

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  Washington, D.C.,

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  Miami, Florida,

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  Atlanta, Georgia,

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  Chicago, Illinois,

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  Baltimore, Maryland,

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  Boston, Massachusetts,

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  Cambridge, Massachusetts,

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  Detroit, Michigan,

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  Minneapolis, Minnesota,

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  New York, New York,

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  Portland, Oregon,

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  Philadelphia, Pennsylvania,

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  Dallas, Texas,

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  Houston, Texas,

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  Richmond, Virginia, and

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  Seattle, Washington.

        "Consolidated EBITDA" means, for any period of time, without duplication (1) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense; (ii) taxes; (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by us, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by us (including prepayment penalties); and (vi) minority interest, of BPLP and its Subsidiaries; plus (2) the product of (A) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense; (ii) taxes; (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by us, deducted in arriving at net income (loss); (iv) extraordinary items; and (v) non-recurring items, as determined in good faith by us (including prepayment penalties), of Partially-Owned Entities, multiplied by (B) BPLP's and its Subsidiaries' percentage share of such Partially-Owned Entities; minus (3) BPLP's income (loss) from Partially-Owned Entities. In each case (1), (2) and (3) for such period, amounts will be as reasonably determined by us in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

        "Consolidated Financial Statements" means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP. For purposes of this definition, if as of any date or for any period actual consolidated financial statements of any Person have not been prepared, then this term will include the books and records of that Person ordinarily used in the preparation of such financial statements.

        "Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries" means, as of any date, without duplication, those liabilities of BPLP or any of its Subsidiaries consisting of indebtedness for borrowed money, as determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the Consolidated Financial Statements of BPLP as of that date; provided, however, that Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries will exclude Another Person's Share of Duplicated Obligations.

        "Debt" means, as of any date, without duplication, (1) in the case of BPLP, all indebtedness and liabilities for borrowed money, secured or unsecured, of BPLP, including the notes to the extent outstanding from time to time; (2) in the case of BPLP's Subsidiaries, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Subsidiaries, including in each case (1) and (2) mortgage and other notes payable, but excluding in each case (1) and (2) any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness; provided that such trustee holds such cash for not more than 60 days from the date of deposit); and (3) all Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries. It is understood that Debt will not include any redeemable equity interest in BPLP.

        "Duplicated Obligations" means, as of any date, collectively, all those payment guaranties in respect of indebtedness and other liabilities, secured or unsecured, of Partially-Owned Entities, including mortgage and other notes payable, for which (1) BPLP or any of its Subsidiaries, on one hand, and another Person or Persons, on the other hand, are jointly and severally liable or (2) BPLP or any of its Subsidiaries are entitled to reimbursement in respect of payment under such guaranties from another Person or Persons.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and "Incurrence" and "Incurred" have the meanings correlative to the foregoing.

        "Intercompany Debt" means, as of any date, Debt to which the only parties are Boston Properties, Inc., Boston Properties Limited Partnership, any Subsidiary of either of them as of that date or any Partially-Owned Entity.

        "Interest Expense" means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period of time by BPLP and its Subsidiaries, but excluding: (i) interest reserves funded from the proceeds of any loan and (ii) amortization of deferred financing costs; and including, without duplication: (A) effective interest in respect of original issue discount as determined in accordance with GAAP; and (B) without limitation or duplication, the interest expense (determined as provided above) of Partially-Owned Entities, multiplied by BPLP's Percentage Interest of the Partially-Owned Entity Outstanding Debt in such Partially-Owned Entities, in all cases as reflected in the applicable Consolidated Financial Statements.

        "Latest Completed Quarter" means the most recently ended fiscal quarter of BPLP for which Consolidated Financial Statements of BPLP have been completed, it being understood that at any time when BPLP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual and quarterly reports with the SEC, the term "Latest Completed Quarter" shall be deemed to refer to the fiscal quarter covered by BPLP's most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, BPLP's Annual Report on Form 10-K.

        "Lien" means, without duplication, any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided, that for purposes hereof, "Lien" shall not include any mortgage that has been defeased by us in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

        "Partially-Owned Entity" means, at any time, any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which BPLP, directly, or indirectly through full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with BPLP for financial reporting purposes.

        "Partially-Owned Entity Outstanding Debt" means, as of any date, the aggregate principal amount of all outstanding indebtedness and liabilities for borrowed money, secured or unsecured, of the applicable Partially-Owned Entity, including mortgage and other notes payable but excluding any indebtedness which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), all as reflected in the Consolidated Financial Statements of such Partially-Owned Entity as of such date.

        "Percentage Interest" means, with respect to a Partially-Owned Entity, BPLP's direct or indirect interest in the equity capital of such entity without giving effect to any incentive or performance-based sharing in the entity's cash flow from operations or proceeds from capital transactions in excess of such equity interest.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity or organization.

        "Property EBITDA" means for any property, CBD Property or non-CBD Property, for any period of time, without duplication, (1) if the property is owned by BPLP or any of its Subsidiaries, the net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by us, deducted in arriving at net income (loss), (iv) extraordinary items, (v) non-recurring items, as determined in good faith by us (including prepayment penalties), and (vi) minority interest, and (2) if the property is owned by a Partially-Owned Entity, the product of (A) net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by us, deducted in arriving at net income (loss), (iv) extraordinary items, and (v) non-recurring items, as determined in good faith by us (including prepayment penalties), multiplied by (B) BPLP's and its Subsidiaries' percentage share of such Partially-Owned Entity. In each case (1) and (2) for such period, amounts will be as reasonably determined by us in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Property EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of this definition, in the case of (1) and (2) above, Property EBITDA will exclude general and administrative expenses as reflected in BPLP's audited year-end Consolidated Financial Statements or reviewed interim Consolidated Financial Statements available for the Latest Completed Quarter or the most recent four (4) consecutive completed fiscal quarters, as applicable.

        "Secured Debt" means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a Lien on properties or other assets of BPLP, any of its Subsidiaries or any of the Partially-Owned Entities.

        "Subsidiary" means, with respect to any Person, a corporation, partnership, association, joint venture, trust, limited liability company or other business entity, which is required to be consolidated with BPLP or Boston Properties, Inc. in accordance with GAAP.

        "Total Assets" means, with respect to any Incurrence of Debt or Secured Debt, as of any date, in each case as determined by us, without duplication, the sum of: (1) Capitalized Property Value; (2) cash, cash equivalents and marketable securities of BPLP and its Subsidiaries, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to BPLP or its Subsidiaries and (ii) the purchase price paid by BPLP or its Subsidiaries to acquire such note or mortgage; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP; (5) without duplication, the cost basis of properties of BPLP and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, other than Intercompany Debt, Incurred from the end of the Latest Completed Quarter prior to the Incurrence of the Debt or Secured Debt, as the case may be, to the date of determination; and (7) BPLP's and its Subsidiaries' percentage share of Partially-Owned Entities' assets described in clauses (1), (2), (3), (4), (5), and (6) above.

        "Total Outstanding Debt" means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Debt of BPLP as of that date; (2) the aggregate principal amount of all outstanding Debt of BPLP's Subsidiaries, all as of that date; and (3) the sum of the aggregate principal amount of all Partially-Owned Entity Outstanding Debt of each of the Partially-Owned Entities multiplied by BPLP's respective Percentage Interest in such Partially-Owned Entity as of that date.

        "Unencumbered Assets" means, as of any date, in each case as determined by us without duplication, the sum of: (1) Unencumbered Capitalized Property Value; (2) cash, cash equivalents and marketable securities of BPLP and its Subsidiaries, other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to BPLP or its Subsidiaries and (ii) the purchase price paid by BPLP or its Subsidiaries to acquire such note or mortgage, except any notes receivable or mortgages that are serving as collateral for Secured Debt; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP, except any land that is serving as collateral for Secured Debt; (5) without duplication, the cost basis of properties of BPLP and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above, except any properties that are serving as collateral for Secured Debt; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, other than Intercompany Debt, Incurred from the end of the Latest Completed Quarter prior to such date to the date of determination, except in each case any proceeds or assets that are serving as collateral for Secured Debt; and (7) BPLP's and its Subsidiaries' percentage share, of Partially-Owned Entities' assets described in clauses (1), (2), (3), (4), (5), and (6) above. For the avoidance of doubt, cash held by a "qualified intermediary" in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code which may be classified as "restricted" for GAAP purposes will nonetheless be included in clause (2) above, so long as we have the right to (i) direct the qualified intermediary to return such cash to us if and when we fail to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

        "Unencumbered Capitalized Property Value" means, as of any date, (1) with respect to CBD Properties and non-CBD Properties, in each case that are not hotel properties, the aggregate of all Unencumbered Property EBITDA for each such CBD Property and non-CBD Property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the applicable Capitalization Rate plus, (2) with respect to CBD Properties and non-CBD Properties, in each case that are hotel properties, the aggregate of all Unencumbered Property EBITDA for each such CBD Property and non-CBD Property for the most recent four (4) consecutive completed fiscal quarters, capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

        "Unencumbered Consolidated EBITDA" means, for any period of time, Consolidated EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Property EBITDA" means, for any period of time, Property EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unsecured Debt" means, as of any date, that portion of Total Outstanding Debt as of that date that is neither Secured Debt nor Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries.

Existence

        Except as permitted under the caption "—Merger, Consolidation or Sale of Assets," the indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, material rights and material franchises. However, the indenture does not require us to preserve any right or franchise if the board of directors of Boston Properties, Inc. determines that any right or franchise is no longer desirable in the conduct of our business.

Maintenance of Properties

        If we determine that it is necessary in order to properly and advantageously carry on our business, the indenture requires us to:

  •
  cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment; and

  •
  cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

        However, the indenture does not prohibit us or our subsidiaries from (i) removing permanently any property that has been condemned or suffered a casualty loss, if it is in our best interest, or (ii) selling or otherwise disposing of our respective properties for value in the ordinary course of business.

Insurance

        The indenture requires our insurable properties to be insured against loss or damage in an amount deemed reasonable by the board of directors of Boston Properties, Inc., our sole general partner, with insurers of recognized responsibility.

Payment of Taxes and Other Claims

        The indenture requires us to pay, discharge or cause to be paid or discharged, before they become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries' income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries' property.

        However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information

        The indenture requires us, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the SEC, if we were subject to such filing requirements, (1) to mail to all holders of new notes, as their names and addresses appear in the register for the new notes, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC under Section 13 or Section 15(d) of the Exchange Act, and (2) file with the trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC under Section 13 or Section 15(d) of the Exchange Act. If filing of such documents by BPLP with the SEC is not permitted under the Exchange Act, we are required to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

        Compliance with the covenants described in this prospectus and with respect to the new notes generally may not be waived by BPLP or by the trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to such waiver, except that the defeasance and covenant defeasance provisions of the indenture described under the caption "Discharge, Defeasance and Covenant Defeasance," will apply to the new notes, including with respect to the covenants described in this prospectus.

Optional Redemption

        The new notes will be redeemable, at our option, at any time in whole, or from time to time in part at a price equal to the greater of (i) 100% of the principal amount of the new notes to be redeemed or (ii) the sum of the present values as of the date of redemption of the remaining payments of principal and interest that would have been payable in respect of such principal had such redemption not been made (exclusive of any interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Yield plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, to the date of redemption.

        New notes called for redemption become due on the date fixed for redemption (the "Redemption Date"). Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each noteholder to be redeemed at its registered address. The notice of redemption for the new notes will state the amount to be redeemed. On and after the Redemption Date, interest ceases to accrue on any new notes that are redeemed. If less than all the new notes are redeemed at any time, the trustee will select new notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

        For purposes of determining the optional redemption price, the following definitions are applicable:

        "Treasury Yield" means, with respect to any Redemption Date applicable to the new notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the new notes.

        "Independent Investment Banker" means J.P. Morgan Securities Inc., Banc of America Securities LLC, Salomon Smith Barney Inc. or such other independent investment banking institution of national standing appointed by us.

        "Comparable Treasury Price" means, with respect to any Redemption Date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such Redemption Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the trustee for such Redemption Date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (ii) if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

        "Reference Treasury Dealer" means J.P. Morgan Securities Inc., Banc of America Securities LLC, and Salomon Smith Barney Inc. (and their respective successors) or such other primary U.S. government securities dealer appointed by us and three other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a "Primary Treasury

Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date for the notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the new notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

        Except as set forth above, the new notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Merger, Consolidation or Sale of Assets

        The indenture provides that we may, without the consent of the holders of any outstanding notes, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

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  either we are the continuing entity, or the successor entity, if other than us, is a corporation organized and existing under the laws of the United States and assumes our obligations (A) to pay the principal of (and any premium or make-whole amount, if any), and interest on, all of the new notes and (B) to duly perform and observe all of our covenants and conditions contained in the indenture;

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  immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as having been incurred by us or by such subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

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  an officers' certificate and legal opinion covering such conditions are delivered to the trustee.

Events of Default, Notice and Waiver

        The indenture provides that the following events are "events of default" with respect to the notes:

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  default in the payment of any installment of interest on any new notes when such interest becomes due and payable that continues for 30 days;

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  default in the payment of principal of, or any premium (or make-whole amount) on, any note at its maturity;

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  default in the performance or breach of any other covenant of BPLP contained in the indenture continuing for 60 days after written notice to BPLP as provided in the indenture;

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  acceleration of, or failure to pay at maturity (including any applicable grace period), any recourse indebtedness by BPLP with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to BPLP as provided in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization of BPLP or any subsidiary of BPLP that is an obligor or guarantor of any indebtedness that is also recourse indebtedness of BPLP with at least $50,000,000 in principal amount outstanding.

        If an event of default occurs and is continuing with respect to any outstanding new notes, then the trustee or the holders of 25% or more in principal amount of the notes will have the right to declare the principal amount of all the notes to be due and payable.

        The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal, any premium (or make-whole amount) or interest;

  •
  in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of the outstanding note that is affected by the default; or

  •
  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

        The indenture requires the trustee to give notice to the holders of new notes within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of the trustee consider such withholding to be in the interest of the holders of new notes. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any note.

        The indenture provides that holders of notes may not institute any proceedings, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of new notes from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, the new notes at the maturity date.

        The indenture provides that, subject to provisions in the indenture relating to its duties in the case of a default, the trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any new notes then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which:

  •
  is in conflict with any law or the indenture;

  •
  may involve the trustee in personal liability; or

  •
  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indenture

        The indenture provides that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under the indenture. However, no such modification or amendment may, without the consent of the holders of the notes affected by the modification or amendment:

  •
  change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any notes;

  •
  reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any notes;

  •
  change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any notes;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  reduce the percentage in principal amount of any outstanding notes necessary to modify or amend the indenture with respect to the notes, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; and

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such note.

        The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of notes, waive our compliance with material restrictive covenants of the indenture.

        BPLP and the trustee may make modifications and amendments to the indenture without the consent of any holder of new notes for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the indenture;

  •
  to add to the covenants of BPLP for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

  •
  to add events of default for the benefit of the holders of all or any series of debt securities;

  •
  to add or change any provisions of the indenture (1) to facilitate the issuance of, or to change or eliminate restrictions on the payment of principal of, or premium (or make-whole amount) or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  •
  to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the indenture; and

  •
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

        The indenture provides that in determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of notes, notes owned by us or by any of our affiliates will be disregarded.

        The indenture contains provisions for convening meetings of the holders of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding notes, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by the modifications and amendments of the indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding notes represented at such meeting.

        Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

        Any resolution passed or decision taken at any properly held meeting of holders of notes will be binding on all holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding notes. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding notes, the persons holding such percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, the indenture provides that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

  •
  there shall be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        The indenture allows us to discharge our obligations to holders of notes when:

  •
  either (1) all notes have already been delivered to the trustee for cancellation; or (2) all notes have not already been delivered to the trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the notes in respect of principal (and any premium or make-whole amount) and interest to the date of such deposit if such notes have become due and payable or, if they have not, to the stated maturity or redemption date;

  •
  we have paid or caused to be paid all other sums payable; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating the conditions to discharging the notes have been satisfied.

        The indenture provides that, upon our irrevocable deposit with the trustee, in trust, of an amount of cash or government obligations, or both, which through the scheduled payment of principal and interest in accordance with the terms of the notes, will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, the notes, on the scheduled due dates therefor, we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the notes; or

  •
  to be released from our obligations with respect to the notes under the indenture or our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to the notes.

        Notwithstanding the above, we may not elect to defease and be discharged from the obligations to register the transfer or exchange of the new notes, to replace temporary or mutilated, destroyed, lost or stolen new notes, to maintain an office or agency in respect of the new notes, or to hold monies for payment in trust.

        The indenture only permits us to establish the trust described in the paragraph above if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of the notes would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

        When we use the term "government obligations," we mean securities that are:

  •
  direct obligations of the United States for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

        In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount of cash and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the new notes at the time of their stated maturity but may not be sufficient to pay amounts due on the new notes at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration.

Governing Law

        The indenture is governed by and shall be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

No Recourse

        No recourse under or upon any obligation, covenant or agreement contained in the indenture or the new notes, or because of any indebtedness evidenced thereby, shall be had (i) against Boston Properties, Inc. or any other past, present or future partner in BPLP, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of BPLP, or (iii) against any past, present or future shareholder, employee, officer or director, as such, of BPLP or Boston Properties, Inc. or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of new notes waives and releases all such liability by accepting the new notes. The waiver and release are part of the consideration for the issue of the new notes.

Book-Entry Settlement and Clearance

        The new notes will be evidenced by one or more certificates in registered global form which will be deposited with, or on behalf of, The Depository Trust Company, or "DTC," in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we nor the exchange agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC. We expect that pursuant to procedures established by DTC:

  •
  upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the exchange agent with an interest in the global note; and

  •
  ownership of the new notes will be shown on, and the transfer of ownership of the new notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have new notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificated new notes; and

  •
  will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

        Payments with respect to the principal of, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the new notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

        Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related new notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days; or

  •
  we, at our option, elect to cause the issuance of certificated new notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes specified United States federal income tax considerations that may be relevant to the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and to the ownership and disposition of the new notes by U.S. and non-U.S. holders, each as defined below, who acquire the new notes in the exchange offer. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the exchange offer or to the holding or disposition of the new notes. The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis.

        This summary does not represent a detailed description of the United States federal income tax consequences to holders of the notes in light of their particular circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, "controlled foreign corporations," "passive foreign investment companies," "foreign person holding companies" or banks whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Internal Revenue Code, and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. The discussion below assumes that the notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

        If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

Exchange of Old Notes for New Notes

        The exchange of unregistered old notes for registered new notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes. Accordingly, the exchange offer will not have any U.S. federal income tax consequences to you and you will not recognize gain or loss if you exchange your unregistered old notes for registered new notes.

        The new notes will be treated for federal income tax purposes as a continuation of the old notes. Accordingly, a beneficial owner of an old note will have the same adjusted tax basis and holding period in the new note as the owner had in the old note exchanged therefor. In addition, the U.S. federal income tax consequences of holding and disposing of your registered new notes will be the same as those applicable to your unregistered old notes.

        The preceding discussion of certain U.S. federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each holder should consult its own tax advisor as to particular tax consequences to it of exchanging unregistered old notes for registered new notes, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

Taxation of Holders Who Are U.S. Persons

        The discussion in this section applies only to holders of the new notes who are U.S. persons. A U.S. person is a person who is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  •
  an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

  •
  a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, are also considered U.S. persons.

Stated interest and market discount

        You must generally include the interest on the new notes in ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

        You should be aware that the holding and disposition of new notes may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument's stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

        A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service, or "IRS." If a holder of a new note elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such new note and the deferral of interest deductions on indebtedness related to such new note would not apply.

Amortizable bond premium

        Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder's acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

        The amortizable bond premium deduction is treated as an offset to interest income on the related note for federal income tax purposes. You are urged to consult your tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

Disposition

        In general, you will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of a new note. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) your tax basis in the new note as increased by any market discount previously included in income and decreased by any amortizable bond premium deducted over the term of the new note. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the new note is a capital asset in your hands and you have held the new note for more than one year.

Backup withholding

        You may be subject to a 30% backup withholding tax (which rate is scheduled to be reduced in increments to 28% in 2006) when you receive interest payments on the new note or proceeds upon the sale or other disposition of a new note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 30% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

  •
  the IRS notifies us or our agent that the TIN provided is incorrect;

  •
  you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

  •
  you fail to certify under penalties of perjury that you are not subject to backup withholding.

        If the 30% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS. A holder of new notes who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the IRS. Any amount paid as backup withholding will be creditable against your income tax liability.

        We will report to you and the IRS the amount of any interest or dividends paid and any amount withheld with respect to the new notes during the calendar year.

Taxation of Holders Who Are Non-U.S. Persons

        The discussion in this section applies to holders of the new notes who are not U.S. persons, such as nonresident alien individuals and foreign corporations.

        Payments of principal and interest on a new note beneficially owned by you will not be subject to United States federal withholding tax; provided, in the case of interest:

  •
  each of the following conditions is met:

  (i)
  you do not actually or constructively own either (i) 10% or more of the capital or profits interest in BPLP or (ii) 10% or more of the total combined voting power of all classes of stock entitled to vote of Boston Properties, Inc.,

    (ii)
    you are not a controlled foreign corporation that is related, directly or indirectly, to BPLP or Boston Properties, Inc., and

    (iii)
    either (x) you provide an IRS Form W-8BEN certifying to the person otherwise required to withhold United States federal income tax from such interest that you are not a U.S. person and provide your name and address, or (y) the certification procedures set forth in Treasury Regulations Section 1.871-14(c)(2) are otherwise satisfied; or

  •
  you are entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and you or your agent provides an IRS Form W-8BEN claiming the exemption; or

  •
  you conduct a trade or business in the United States to which the interest is effectively connected and you or your agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

        You will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a new note unless the gain is effectively connected with a trade or business conducted by you in the United States or, in the case of an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met.

        If you engage in a trade or business in the United States, and if interest on the new note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct by you of such trade or business, you will generally be subject to regular United States income tax on such effectively connected income in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a new note will be included in your effectively connected earnings and profits if such interest or gain, as the case may be, is effectively connected with the conduct by you of a trade or business in the United States.

        You should be aware that if you do not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the new note may be subject to United States withholding tax at a 30% rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against your United States federal income tax.

Classification of Boston Properties, Inc. as a REIT

        In the opinion of our counsel, Goodwin Procter LLP, commencing with Boston Properties, Inc.'s taxable year ended December 31, 1997, Boston Properties, Inc. qualified to be taxed as a REIT under the Internal Revenue Code, provided that Boston Properties, Inc. and BPLP operated and continue to operate in accordance with various assumptions and factual representations made by Boston Properties, Inc. and BPLP concerning their business, properties and operations. It must be emphasized that Goodwin Procter LLP's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by Boston Properties, Inc. and BPLP concerning their business and properties. In addition, Goodwin Procter LLP's opinion is based upon the factual representations of Boston Properties, Inc. and BPLP concerning their business and properties. Moreover, such qualification and taxation as a REIT depends upon Boston Properties, Inc.'s ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Internal Revenue Code, the results of which will not be reviewed by Goodwin Procter LLP. Accordingly, no assurance can be given that the actual results of Boston Properties, Inc.'s operations for any one taxable year will satisfy such requirements. Additional information regarding the risks associated with the failure of Boston Properties, Inc. to qualify as a REIT are set forth under the caption "Risk Factors."

        The opinion of Goodwin Procter LLP, is also based upon existing law as currently applicable, the IRS regulations, currently published administrative positions of the IRS and judicial decisions which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge Boston Properties, Inc.'s status as a REIT.

        If Boston Properties, Inc. has qualified and continues to qualify for taxation as a REIT, Boston Properties, Inc. generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that it distributes currently to its shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term "double taxation," we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the shareholder level when the shareholder pays taxes on the distributions received from the corporation's income in the way of dividends.

Requirements for qualification as a REIT

        Boston Properties, Inc. elected to be taxable as a REIT for federal income tax purposes for its taxable year ended December 31, 1997. In order to have so qualified, Boston Properties, Inc. must have met and continue to meet the requirements discussed below, relating to its organization, sources of income, nature of assets and distributions of income to shareholders.

Organizational requirements

        The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

  (1)
  is managed by one or more trustees or directors,

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,

  (3)
  would be taxable as a domestic corporation but for the REIT requirements,

  (4)
  is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code,

  (5)
  the beneficial ownership of which is held by 100 or more persons, and

  (6)
  during the last half of each taxable year, five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

        In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) (the "100 Shareholder Requirement" and "Five or Fewer Requirements," respectively) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.

Protection from stock ownership concentration

        In order to protect Boston Properties, Inc. from a concentration of ownership of stock that would cause it to fail the Five or Fewer Requirement, Boston Properties, Inc.'s Charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. See the description under the caption "Restrictions on Transfers." Excess Stock is a separate class of Boston Properties, Inc.'s capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, Boston Properties, Inc. cannot assure you that the operation of the Excess Stock or other provisions contained in its Charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing Boston Properties, Inc. to violate the Five or Fewer Requirement. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in Boston Properties, Inc.'s Charter were not held to cure such violation, Boston Properties, Inc. would be disqualified as a REIT. In rendering its opinion that Boston Properties, Inc. is organized in a manner that permits it to qualify as a REIT, Goodwin Procter LLP is relying on Boston Properties, Inc.'s representation that the ownership of its stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in Boston Properties, Inc.'s Charter preclude it from failing the Five or Fewer Requirement.

Certain Treasury Regulations relating to Boston Properties, Inc.'s status as a REIT and partner

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, Boston Properties, Inc.'s proportionate share of the assets, liabilities and items of income of BPLP (including BPLP's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) are treated as Boston Properties, Inc.'s assets, liabilities and items of income for purposes of applying the requirements described herein.

Income tests

        To maintain qualification as a REIT, two gross income requirements must be satisfied annually:

  •
  at least 75% of Boston Properties, Inc.'s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property including rents from real property and, in particular circumstances, interest or from particular types of temporary investments and

  •
  at least 95% of Boston Properties, Inc.'s gross income for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. For purposes of this test, gross income excludes gross income from prohibited transactions.

        Boston Properties, Inc. believes that it has satisfied the 75% and 95% income tests for each year beginning with its first taxable year as a REIT. You should be aware, however, that compliance with the income tests involves factual and legal determinations, the resolution of which are not always in Boston Properties, Inc.'s control.

        If Boston Properties, Inc. fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Boston Properties, Inc. may still qualify as a REIT for that year if Boston Properties, Inc. is eligible for relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if:

  •
  Boston Properties, Inc.'s failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  Boston Properties, Inc. attaches a schedule of its income sources to its federal income tax return; and

  •
  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        It is not possible, however, to state whether, in all circumstances, Boston Properties, Inc. would be entitled to the benefit of these relief provisions. For example, if Boston Properties, Inc. fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on such income, the IRS could conclude that Boston Properties, Inc.'s failure to satisfy the tests was not due to reasonable cause. Even if these relief provisions apply, a tax would be imposed with respect to the excess income.

Asset tests

        At the close of each quarter of Boston Properties, Inc.'s taxable year, it also must satisfy four tests relating to the nature and diversification of its assets:

  •
  at least 75% of the value of Boston Properties, Inc.'s total assets must be represented by real estate assets, cash, cash items and government securities;

  •
  no more than 25% of Boston Properties, Inc.'s total assets may be represented by securities other than those in the 75% asset class;

  •
  of the investments included in the 25% asset class, the value of any one issuer's securities, other than securities of a taxable REIT subsidiary, owned by Boston Properties, Inc. may not exceed 5% of the value of its total assets, and Boston Properties, Inc. may not own more than 10% by vote or value of any one issuer's outstanding securities, other than securities of a taxable REIT subsidiary; and

  •
  the value of the securities Boston Properties, Inc. owns in any taxable REIT subsidiaries may not exceed 20% of the value of Boston Properties, Inc.'s total assets.

        The 5% test referred to above generally must be met for any quarter in which Boston Properties, Inc. acquires securities of an issuer. After initially meeting the asset tests at the close of any quarter, Boston Properties, Inc. will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Boston Properties, Inc. intends to maintain and believes that it has maintained adequate records of the value of Boston Properties, Inc.'s assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual distribution requirements

        In order to be taxed as a REIT, Boston Properties, Inc. is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to:

  •
  the sum of (1) 90% of Boston Properties, Inc.'s REIT taxable income, which is computed without regard to the dividends-paid deduction and Boston Properties, Inc.'s capital gain, and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

  •
  the sum of particular items of noncash income.

        Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before Boston Properties, Inc. timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Capital gain dividends are not included in the calculation to determine whether Boston Properties, Inc. satisfies the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by Boston Properties, Inc. and properly designated as such.

        Boston Properties, Inc. believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, BPLP's partnership agreement authorizes Boston Properties, Inc., as general partner, to take such steps as may be necessary to cause BPLP to distribute to its partners an amount sufficient to permit Boston Properties, Inc. to meet these distribution requirements.

Failure to Qualify

        If Boston Properties, Inc. fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Boston Properties, Inc. will be subject to tax on its taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to shareholders in any year in which Boston Properties, Inc. fails to qualify will not be deductible by Boston Properties, Inc. nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless Boston Properties, Inc. is entitled to relief under specific statutory provisions, Boston Properties, Inc. also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Boston Properties, Inc. would be entitled to such statutory relief. For example, if Boston Properties, Inc. fails to satisfy the gross income tests because nonqualifying income that Boston Properties, Inc. intentionally incurs exceeds the limit on such income, the IRS could conclude that Boston Properties, Inc.'s failure to satisfy the tests was not due to reasonable cause.

PLAN OF DISTRIBUTION

        Based on interpretations by the SEC staff set forth in no-action lettters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, BPLP believes that the new notes to be issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of BPLP within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the new notes. Accordingly, any holder using the exchange offer to participate in a distribution of the new notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, BPLP will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal.

        BPLP will not receive any proceeds from any sales of the new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker dealers, and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

INDEPENDENT ACCOUNTANTS

        The financial statements and financial statement schedule for the year ended December 31, 2002 and the combined statement of revenue over certain operating expenses of 399 Park Avenue for the year ended December 31, 2001 incorporated in this prospectus by reference to the Form 10 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

        We are managed by Boston Properties, Inc., which serves as our sole general partner.

        Boston Properties, Inc.'s certificate of incorporation generally limits the liability of its directors to Boston Properties, Inc. to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

        Boston Properties, Inc.'s bylaws provide that its directors and officers will be, and, in the discretion of its board of directors, non-officer employees may be, indemnified by Boston Properties, Inc. to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties, Inc. The bylaws of Boston Properties, Inc. also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

        The certificate of incorporation of Boston Properties, Inc. contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boston Properties, Inc. pursuant to the foregoing provisions, Boston Properties, Inc. has been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        Boston Properties, Inc. has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that Boston Properties, Inc. indemnify its directors and executive officers to the fullest extent permitted by law and advance to its directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Boston Properties, Inc. must also indemnify and advance all expenses incurred by its directors and executive officers seeking to enforce their rights under the indemnification agreements and cover its directors and executive officers under the Boston Properties, Inc. directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by Boston Properties, Inc.'s certificate of incorporation and bylaws, it provides greater assurance to the directors and executive officers of Boston Properties, Inc. that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by Boston Properties, Inc.'s board of directors or by its stockholders to eliminate the rights it provides.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  See Exhibits.

Exhibit No.	Exhibit Description
3.1	Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership dated as of June 29, 1998 (incorporated by reference to Exhibit 3.1 to Boston Properties Limited Partnership Form 10 filed March 6, 2003)
4.1
Indenture dated as of December 13, 2002 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K/A filed by Boston Properties, Inc. on December 13, 2002)
4.2
Supplemental Indenture No. 1 dated as of December 13, 2002 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 6.25% Senior Note due 2013 (incorporated by reference to Exhibit 4.2 to Form 8-K/A filed by Boston Properties, Inc. on December 13, 2002)
4.3
Supplemental Indenture No. 2 dated as of January 17, 2003 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 6.25% Senior Note due 2013 (incorporated by reference to Exhibit 4.1 to Form 8-K filed by Boston Properties, Inc. on January 23, 2003)
*5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities
*8.1	Opinion of Goodwin Procter LLP, as to certain tax matters
*12.1	Computation of Consolidated Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of the registrant (filed as Exhibit 21.1 to the Boston Properties Limited Partnership Form 10 filed March 6, 2003)
*23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)
*24.1	Power of Attorney (included in signature pages of the Registration Statement)
*25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York
*99.1	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines)
*99.2	Form of Notice of Guaranteed Delivery
*99.3	Form of Letter to Registered Holders and DTC participants
*99.4	Form of Letter from Registered Holders to Clients

*
Filed herewith.

Item 22. Undertakings

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 6th day of March, 2003.

BOSTON PROPERTIES LIMITED PARTNERSHIP
By:	Boston Properties, Inc., its General Partner
By:	/s/ EDWARD H. LINDE
Edward H. Linde President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ MORTIMER B. ZUCKERMAN Mortimer B. Zuckerman	Chairman of the Board of Directors	March 6, 2003
/s/ EDWARD H. LINDE Edward H. Linde	President and Chief Executive Officer, Director (Principal Executive Officer)	March 6, 2003
/s/ DOUGLAS T. LINDE Douglas T. Linde	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2003
/s/ ALAN J. PATRICOF Alan J. Patricof	Director	March 6, 2003
/s/ IVAN G. SEIDENBERG Ivan G. Seidenberg	Director	March 6, 2003
/s/ MARTIN TURCHIN Martin Turchin	Director	March 6, 2003
/s/ ALAN B. LANDIS Alan B. Landis	Director	March 6, 2003
/s/ RICHARD A. SALOMON Richard A. Salomon	Director	March 6, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership dated as of June 29, 1998 (incorporated by reference to Exhibit 3.1 to Boston Properties Limited Partnership Form 10 filed March 6, 2003)
4.1
Indenture dated as of December 13, 2002 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K/A filed by Boston Properties, Inc. on December 13, 2002)
4.2
Supplemental Indenture No. 1 dated as of December 13, 2002 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 6.25% Senior Note due 2013 (incorporated by reference to Exhibit 4.2 to Form 8-K/A filed by Boston Properties, Inc. on December 13, 2002)
4.3
Supplemental Indenture No. 2 dated as of January 17, 2003 by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 6.25% Senior Note due 2013 (incorporated by reference to Exhibit 4.1 to Form 8-K filed by Boston Properties, Inc. on January 23, 2003)
*5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities
*8.1	Opinion of Goodwin Procter LLP, as to certain tax matters
*12.1	Computation of Consolidated Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of the registrant (filed as Exhibit 21.1 to the Boston Properties Limited Partnership Form 10 filed March 6, 2003)
*23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)
*24.1	Power of Attorney (included in signature pages of the Registration Statement)
*25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York
*99.1	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines)
*99.2	Form of Notice of Guaranteed Delivery
*99.3	Form of Letter to Registered Holders and DTC participants
*99.4	Form of Letter from Registered Holders to Clients

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Filed herewith.